Exhibit 5.1



                   Skadden, Arps, Slate, Meagher & Flom LLP
                             525 University Avenue
                          Palo Alto, California 94301


                                                        November 5, 2002



ZiLOG, Inc.
532 Race Street
San Jose, California  95126



        Re:  ZiLOG, Inc. Registration Statement on Form S-1 (File No. 333-98529)
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Ladies and Gentlemen:

         We have acted as special counsel to ZiLOG, Inc., a Delaware corporation (the "Company"), in connection with the registration of 11,755,000 currently issued and outstanding shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock") held by certain of the Company's stockholders.

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement on Form S-1 (File No. 333-98529), as filed with the Securities and Exchange Commission (the "Commission") on August 22, 2002, and Amendment No. 1 to the Registration Statement, to be filed with the Commission on the date hereof (such Registration Statement, as so amended, hereinafter referred to as the "Registration Statement"); (ii) a specimen certificate evidencing the Common Stock; (iii) the Company's Amended and Restated Certificate of Incorporation, as in effect as of the date hereof; (iv) the Company's Amended and Restated Bylaws, as in effect as of the date hereof; and
(v) the Company's reorganization plan as confirmed by the United States Bankruptcy Court for the Northern District of California on April 30, 2002. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we did not independently establish or verify, we have relied on statements and representations of officers and other representatives of the Company and others.

         We express no opinion as to any laws other than the General Corporation Law of the State of Delaware, in effect as of the date hereof, which laws are subject to change with possible retroactive effect.

         Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this opinion, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                   Very truly yours,

                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP